Exhibit (h)(104)

[EMERALD LETTERHEAD]

June 26, 2015

Mr. Edmund J. Burke, Chairman
Financial Investors Trust
1290 Broadway, Suite 1100
Denver, CO  80203

Re:	Emerald Small-Cap Value Fund, a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of Emerald Mutual Fund Advisers Trust (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Emerald Small-Cap Value Fund (the “Fund”).

With respect to the Fund’s Class A, Class C, Institutional Class and Investor Class shares, to the extent the Total Annual Fund Operating Expenses of the Fund (as defined in Item 3 of Form N-1A, and exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed the annual rates (as a percentage of the Fund’s average daily net assets) set forth on Schedule A hereto, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of the date of this letter and shall continue at least through August 31, 2017.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement.  Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was incurred.

EMERALD MUTUAL FUND ADVISERS TRUST
By:	/s/ Daniel W. Moyer, IV
Name:	Daniel W. Moyer, IV
Title:	Executive Vice President

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

Schedule A

Net Annual Fund Operating Expenses after Fee Waiver/Expense Reimbursement

Emerald Small-Cap Value Fund
Class A	Class C	Institutional Class	Investor Class
1.35%	2.00%	1.00%	1.25%

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